Exhibit 99.1

Contact Info: Arron K. Sutherland, President and CEO
Illinois Casualty Company
(309) 732-0105
arrons@ilcasco.com
225 20th Street, Rock Island, IL 61201

ICC Holdings, Inc. Reports 2024 Third Quarter and Nine Months Results

FOR IMMEDIATE RELEASE: 11/4/2024

Rock Island, IL – November 4, 2024 – ICC Holdings, Inc. (NASDAQ: ICCH) (the Company), parent company of Illinois Casualty Company, a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today reported unaudited results for the three and nine months ended September 30, 2024.

third QUARTER AND NINE MONTHS ENDED September 30, 2024 – FINANCIAL RESULTS

Net earnings totaled $2,052,000, or $0.69 per share, for the third quarter of 2024, compared to a net loss of $769,000, or $0.26 per share, for the third quarter of 2023. For the nine months ended September 30, 2024, the Company reported net earnings of $3,560,000, or $1.20 per share, compared to net earnings of $1,396,000, or $0.47 per share, for the same period in 2023. Book value per share increased to $23.29 at September 30, 2024, from $21.35 at December 31, 2023. These changes for the nine months ended September 30, 2024, were driven by improvements to our core insurance business and the improving investment markets.

Direct premiums written increased by $3,167,000, or 12.9%, to $27,662,000 for the third quarter of 2024, from $24,495,000 for the same period in 2023. For the nine months ended September 30, 2024, direct premiums written increased by $7,888,000, or 11.4%, to $76,788,000 compared to $68,900,000 for the same period in 2023. Net premiums earned increased by $2,477,000, or 12.9%, to $21,711,000 for the three months ended September 30, 2024, from $19,234,000 for the same period in 2023. Net premiums earned increased by $6,803,000, or 12.3%, to $62,332,000 for the nine months ended September 30, 2024, from $55,529,000 for the same period in 2023. The growth for both periods is due to rate increases and an increase in policies in force.

For the third quarter of 2024, the Company ceded to reinsurers $3,479,000 of earned premiums, compared to $2,878,000 of earned premiums for the third quarter of 2023. For the nine months ended September 30, 2024, the Company ceded earned premiums of $10,515,000, compared to $8,066,000 for the same period in 2023. The drivers of this increase include additional direct written premium in the current year plus the addition of a ceding allowance on our first property and casualty reinsurance contracts.

Net investment income increased by $215,000, or 16.0%, to $1,557,000 for the third quarter of 2024, as compared to $1,342,000 for the same period in 2023. For the nine months ended September 30, 2024, net investment income increased by $739,000, or 19.5%, to $4,537,000 from $3,798,000 for the same period in 2023. The increase is the result of continued re-investing of net proceeds at rates far greater than we are disposing of them and market improvements.

Net unrealized gains and losses on equity securities increased $1,676,000 year over year to $614,000 in gains for the third quarter of 2024, compared to losses of $1,062,000 for the same period in 2023. Net unrealized gains on equity securities increased year over year to $2,134,000 in gains as of September 30, 2024, compared to gains of $279,000 as of September 30, 2023. These increases reflect the overall gains in the equity markets in 2024.

Losses and settlement expenses increased by $708,000, or 5.3%, to $14,144,000 for the third quarter of 2024, from $13,436,000 for the same period in 2023. This increase was driven by increased Businessowner's Liability claims. Losses and settlement expenses increased by $4,335,000, or 11.8%, to $41,034,000 for the nine months ended September 30, 2024, from $36,699,000 for the same period in 2023. This increase was driven by increased Liquor Liability claims.

Policy acquisition costs and other operating expenses increased by $273,000, or 3.9%, to $7,302,000 for the third quarter of 2024, from $7,029,000 for the same period in 2023. Policy acquisition costs and other operating expenses increased by $2,223,000, or 10.7%, to $23,047,000 for the nine months ended September 30, 2024, from $20,824,000 for the same period in 2023. This increase was due to increases in legal and consulting fees, as well as agency commissions. Legal and consulting expenses are up $1,000,000 due to the past proxy contest and the pending merger. Commissions increased as expected as a direct result of higher written premiums.

Total assets increased by $21,910,000, or 10.4%, from $211,017,000 on December 31, 2023, to $232,927,000 on September 30, 2024. The investment portfolio, which consists of fixed income securities, common stocks, preferred stocks, property held for investment, and other invested assets, increased by $11,149,000, or 7.9%, from $140,853,000 on December 31, 2023, to $152,002,000 on September 30, 2024. This increase was due mainly to our increased investment holdings.

Total equity increased by $6,099,000, or 9.1%, from $67,004,000 as of December 31, 2023, to $73,103,000 as of September 30, 2024. The main drivers of this increase were our net earnings and unrealized gains on our fixed income portfolio.

third QUARTER ENDED September 30, 2024 – FINANCIAL RATIOS

The Company’s losses and settlement expense ratio (defined as losses and settlement expenses divided by net premiums earned) was 65.1% and 65.8% for the third quarter and nine months ended September 30, 2024, compared with 69.9% and 66.1% for the same periods in 2023.

The expense ratio (defined as the amortization of deferred policy acquisition costs and underwriting and administrative expenses divided by net premiums earned) was 33.6% and 37.0% for the third quarter and nine months ended September 30, 2024, compared to 36.5% and 37.5% for the same periods in 2023.

The Company’s GAAP combined ratio (defined as the sum of the losses and settlement expense ratio and the expense ratio) was 98.7% and 102.8% for the third quarter and nine months ended September 30, 2024, compared to 106.4% and 103.6% for the same periods in 2023.

MANAGEMENT COMMENTARY

"We have seen year-over-year improvement in both our losses and settlement expense ratio and underwriting expense ratio.  Losses and settlement expenses are down due to our continued rate strengthening, tighter risk selection, and the introduction of Charlee.ai to improve efficiency and hasten claim resolution.  Underwriting expenses are down despite the $1.0M spent on the merger and successful proxy contest as a result of operational efficiencies.  As a result, our combined ratio is lower than last year.

"Investment conditions improved greatly in Q3 leading to more positive investment results in net income and earnings per share. We are seeing marked reversals in our unrealized losses from prior years market fluctuations.

"The merger has been moving forward as anticipated. The vote on the merger is planned for late November. We still expect a Q4 2024 closing," stated Arron Sutherland, President and Chief Executive Officer.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion, and diversification of its subsidiaries to maximize value to its stakeholders. The group of companies consolidated under ICC Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company’s common shares trade on the NASDAQ Capital Market under the ticker symbol “ICCH”. For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth; future responses to and effects of the COVID-19 pandemic, including their effects on claims activity and the business operations of the Company and of our current and potential customers; new theories of liability; judicial, legislative, regulatory, and other governmental developments, including, but not limited to, liability related to business interruption claims related to COVID-19; litigation tactics and developments; product and segment expansion; regulatory approval in connection with expansion; downturns and volatility in global economies and equity and credit markets, including as a result of inflation and supply chain disruptions and continued labor shortages; interest rates and changes in rates could adversely affect the Company's business and profitability; and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Information,” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. No undue reliance should be placed on any forward-looking statements.

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	As of
	September 30,	December 31,
	2024	2023
	(Unaudited)
Assets:
Investments and cash:
Fixed maturity securities (amortized cost of $120,448,405 at 9/30/2024 and $119,336,041 at 12/31/2023)	$114,743,833	$110,955,697
Common stocks at fair value	14,470,556	12,191,621
Preferred stocks at fair value	2,924,056	2,896,296
Other invested assets, net of allowances for credit losses of $310,000 at 9/30/2024 and $39,000 at 12/31/2023	13,958,375	8,898,409
Property held for investment, at cost, net of accumulated depreciation of $719,900 at 9/30/2024 and $682,402 at 12/31/2023	5,904,718	5,910,864
Cash and cash equivalents	11,011,618	1,478,135
Total investments and cash	163,013,156	142,331,022
Accrued investment income	1,042,274	915,156
Premiums and reinsurance balances receivable, net of allowances for credit losses of $130,000 at 9/30/2024 and $143,000 at 12/31/2023	38,062,859	37,220,433
Ceded unearned premiums	774,949	755,099
Reinsurance balances recoverable on unpaid losses and settlement expenses, net of allowances for credit losses of $80,000 at 9/30/2024 and $82,000 at 12/31/2023	12,519,808	12,736,579
Federal income taxes	2,544,027	2,775,366
Deferred policy acquisition costs, net	9,178,039	8,552,459
Property and equipment, at cost, net of accumulated depreciation of $7,381,278 at 9/30/2024 and $6,990,076 at 12/31/2023	3,271,851	3,325,322
Other assets, net of allowances for credit losses of $2,000 at 9/30/2024 and $5,000 at 12/31/2023	2,520,452	2,405,577
Total assets	$232,927,415	$211,017,013

Liabilities:
Unpaid losses and settlement expenses	$83,582,487	$71,919,585
Unearned premiums	51,295,631	47,259,637
Reinsurance balances payable	1,020,657	1,132,301
Corporate debt	15,000,000	15,000,000
Accrued expenses	7,696,366	7,442,617
Other liabilities	1,228,786	1,259,324
Total liabilities	159,823,927	144,013,464

Equity:
Common stock[1]	35,000	35,000
Treasury stock, at cost[2]	(5,727,278)	(5,710,324)
Additional paid-in capital	33,597,942	33,330,846
Accumulated other comprehensive (loss), net of tax	(4,506,518)	(6,621,336)
Retained earnings	51,403,889	47,844,368
Less: Unearned Employee Stock Ownership Plan shares at cost[3]	(1,699,547)	(1,875,005)
Total equity	73,103,488	67,003,549
Total liabilities and equity	$232,927,415	$211,017,013

1 Par value $0.01; authorized: 2023 – 10,000,000 shares and 2022 – 10,000,000 shares; issued: 2023 – 3,500,000 shares and 2022 – 3,500,000 shares; outstanding: 2023 – 3,138,580 and 2022 – 3,138,976 shares

2 2023 – 361,420 shares and 2022 – 361,024 shares

3 2023 – 175,844 shares and 2022 – 187,498 shares

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Three-Months Ended
	September 30,
	2024	2023
Net premiums earned	$21,711,407	$19,233,517
Net investment income	1,556,776	1,342,258
Net realized investment gains	437,258	199,928
Net unrealized gains (losses) on investments	613,594	(1,062,332)
Other income	56,380	51,000
Consolidated revenues	24,375,415	19,764,371
Losses and settlement expenses	14,144,203	13,436,464
Policy acquisition costs and other operating expenses	7,301,724	7,029,218
Interest expense on debt	46,409	46,409
General corporate expenses	264,275	220,092
Total expenses	21,756,611	20,732,183
Earnings (loss) before income taxes	2,618,804	(967,812)
Total income tax expense (benefit)	566,613	(198,850)
Net earnings (loss)	$2,052,191	$(768,962)

Other comprehensive earnings (loss), net of tax	3,234,962	(3,025,254)
Comprehensive earnings (loss)	$5,287,153	$(3,794,216)

Earnings per share:
Basic:
Basic net earnings (loss) per share	$0.69	$(0.26)
Diluted:
Diluted net earnings (loss) per share	$0.69	$(0.26)

Weighted average number of common shares outstanding:
Basic	2,964,743	2,945,199
Diluted	2,986,401	2,968,808

	For the Nine-Months Ended
	September 30,
	2024	2023
Net premiums earned	$62,331,966	$55,528,867
Net investment income	4,536,992	3,798,432
Net realized investment gains	584,925	268,375
Net unrealized gains on investments	2,134,454	279,100
Other income	46,283	160,714
Consolidated revenues	69,634,620	60,035,488
Losses and settlement expenses	41,034,199	36,698,631
Policy acquisition costs and other operating expenses	23,046,544	20,823,605
Interest expense on debt	138,218	137,713
General corporate expenses	870,968	616,304
Total expenses	65,089,929	58,276,253
Earnings before income taxes	4,544,691	1,759,235
Total income tax expense	985,170	363,164
Net earnings	$3,559,521	$1,396,071

Other comprehensive earnings (loss), net of tax	2,114,818	(2,193,230)
Comprehensive earnings (loss)	$5,674,339	$(797,159)

Earnings per share:
Basic:
Basic net earnings per share	$1.20	$0.47
Diluted:
Diluted net earnings per share	$1.20	$0.47

Weighted average number of common shares outstanding:
Basic	2,954,852	2,945,686
Diluted	2,976,510	2,969,295